Exhibit 99.1

NEWS RELEASE TRANSMITTED BY MARKETWIRE

FOR:  CRYSTAL RIVER CAPITAL, INC.

OTC Bulletin Board SYMBOL:  CYRV

December 30, 2009

Crystal River Announces Agreement to Restructure Its Outstanding Trust Preferred Securities

NEW YORK, NEW YORK—(Marketwire - Dec. 30, 2009) - Crystal River Capital, Inc. (OTCBB:CYRV) (the “Company”), a specialty finance REIT, today announced that it has entered into a binding letter of intent (the “Agreement”), pursuant to which the Company agreed to the terms on which the Company would exchange certain of its assets for the outstanding preferred beneficial interests (the “Trust Preferred Securities”) of Crystal River Preferred Trust I, a Delaware statutory trust, that are held by certain collateral debt obligation vehicles (the “Preferred Holders”). The outstanding Trust Preferred Securities currently have an aggregate liquidation preference of $50 million.

Pursuant to the Agreement, the Company agreed to pay certain cash fees and to transfer or cause to be transferred to the Preferred Holders certain specified assets (collectively, the “Consideration”) in exchange for all of the outstanding Trust Preferred Securities (the “Transaction”), which would then be cancelled and Crystal River Preferred Trust I would be dissolved.

The Company agreed to pay a $1,000,000 exchange fee to the Preferred Holders (the “Exchange Fee”) and a one percent (1%) underwriting, legal and due diligence fee (i.e., $500,000) to the collateral manager (the “Collateral Manager”) for the Preferred Holders (the “Underwriting Fee”). The Exchange Fee will be paid at closing. One-half of the Underwriting Fee was paid upon execution of the Agreement and the other half will be paid at closing; provided that if the Transaction is not completed and discussions are terminated (other than due to bad faith on the part of the Company), the Collateral Manager will refund the portion of the Underwriting Fee already paid, less the aggregate out-of-pocket costs, if any, actually incurred by the Collateral Manager in connection with the Transaction.

The Consideration includes two real estate loans and a specified CMBS bond, which collectively had an aggregate carrying value for accounting purposes on the Company’s financial statements of approximately $7.7 million as of September 30, 2009. The remainder of the Consideration consists of a portfolio of CDO notes that are not carried as assets on the Company’s balance sheet due to the effects of consolidation.

The Company also agreed to use commercially reasonable efforts to cause its external manager and an affiliated entity to agree to assign or delegate to the Collateral Manager certain rights to act as servicer or collateral manager with respect to certain of the assets to be transferred.

The parties have agreed to use commercially reasonable efforts to prepare, negotiate and agree upon definitive documentation and close the Transaction as soon as practicable but in any event on or prior to January 30, 2010; provided, however, that after January 30, 2010, closing is conditioned on the

Preferred Holders being allowed to execute the definitive documentation under their governing documents. Completion of the Transaction contemplated by the Agreement is subject to customary conditions for a transaction of this nature, including any applicable regulatory approvals or rating agency confirmations or rights of first offer or similar third party rights. The Company’s senior lender has consented in principle to the Transaction, subject to the lender’s review and consent to the definitive documentation reflecting the terms of the Transaction.

There can be no assurance that the Company will be able to complete the Transaction on the terms described in the Agreement or at all. The Company does not intend to disclose any further developments until the Transaction is fully negotiated and consummated. In addition, the Company previously announced that it had commenced a review of its strategic alternatives. That review remains ongoing, including assessments of possible transactions to sell some or all of the Company’s assets or to sell the Company; however, the Company is not disclosing any matters related to that review, and does not intend to disclose any further developments with respect to that review, until a definitive decision has been reached.

About Crystal River

Crystal River Capital, Inc. (OTCBB:CYRV) is a specialty finance REIT. The Company invests in commercial real estate, real estate loans, and real estate-related securities, such as commercial and residential mortgage-backed securities. For more information, visit www.crystalriverreit.com.

Forward-Looking Information

This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to our future financial results and future dividend payments. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “should,” “intend,” or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in the yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, future margin reductions and the availability of liquid assets to post additional collateral, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, our ability to restructure our outstanding indebtedness, our ability to identify and pursue feasible strategic alternatives and other risks disclosed from time to time in our filings with the Securities and

Exchange Commission. For more information on the risks facing the Company, see the risk factors in Exhibit 99.1 to our Form 10-Q for the period ended September 30, 2009, which we filed with the SEC on November 11, 2009. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

Crystal River Capital, Inc.

Jody Sheu

(212) 549-8346

jsheu@crystalriverreit.com

(CRZ-G)

INDUSTRY:  Energy and Utilities-Alternative Energy, Energy and Utilities-Coal, Financial Services-Commercial and Investment Banking, Real Estate and Construction-Commercial Real Estate, Real Estate and Construction-Residential Real Estate

SUBJECT:   RCN

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